LOAN MODIFICATION AGREEMENT
                           (June 2001)

     THIS AGREEMENT effective as of June 30, 2001, by and among MAUI LAND & PINEAPPLE COMPANY, INC., a Hawaii corporation (the "Borrower"), BANK OF HAWAII, a Hawaii banking corporation ("BOH"), FIRST HAWAIIAN BANK, a Hawaii banking corporation
("FHB"), CENTRAL PACIFIC BANK, a Hawaii banking corporation ("CPB") (BOH, FHB and CPB are each sometimes called a "Lender" and collectively called the "Lenders"), and BANK OF HAWAII, as Agent for the Lenders to the extent and in the manner provided in the Loan Documents described below and in the Agency Agreement described in the Loan Agreement described below (in such capacity, the "Agent"), and KAPALUA LAND COMPANY, LTD., a Hawaii corporation ("Accommodation Party")


                      W I T N E S S E T H:

     WHEREAS, the Borrower, the Lenders and Bank of America, National Trust and Savings Association ("BOA") (the Lenders and BOA are collectively called the "Original Lenders") and the Agent are parties to that certain Revolving and Term Loan Agreement, dated as of December 31, 1992, as amended by a First Loan
Modification Agreement, dated as of March 1, 1993, and supplemented by letter agreements dated April 30, 1993 and June 24, 1993, and further amended by Second Loan Modification Agreement, dated September 8, 1993, by a Third Loan Modification Agreement, dated September 30, 1993, by a Fourth Loan Modification Agreement, dated March 8, 1994, by a Fifth Loan Modification Agreement, dated effective as of December 31, 1994, by a Sixth Loan Modification Agreement, dated effective as of March 31, 1995, and by a Seventh Loan Modification Agreement dated effective as of December 31, 1995, each among the Borrower, the Original Lenders and the Agent (as so amended and supplemented, the "Original Loan Agreement");

     WHEREAS, the Original Loan Agreement and the other "Loan Documents" referred to therein, as respectively amended, set forth the terms and conditions upon which the Original Lenders
(i) have made available to the Borrower the Revolving Loans in the original aggregate principal amount of up to $40,000,000 at any one time outstanding (subject to mandatory reduction, from time to time, of such aggregate principal amount available) and
(ii) shall make available to the Borrower the Term Loans in an amount up to the aggregate principal amount of the Revolving Loans outstanding upon expiration of the Revolving Loan Period, all as more particularly described therein;

     WHEREAS, the parties hereto entered into that certain Amended and Restated Revolving Credit and Term Loan Agreement dated December 4, 1996, as amended by letter agreement dated
February  21,  1997, by First Loan Modification  Agreement  dated
December 31, 1997, and by Second Loan Modification Agreement dated March 17, 1998 (as so amended, the "First Restatement");

     WHEREAS, the parties hereto entered into that certain Amended and Second Restated Revolving Credit and Term Loan Agreement dated as of December 4, 1998 ("Second Restatement") to, among other things, establish a development line in the aggregate principal amount of $15,000,000, being the Village Course Facility more particularly described in the Second Restatement;

     WHEREAS, the Lenders purchased the interests of BOA under the Original Loan Agreement and the other Loan Documents referred to therein;

     WHEREAS, the parties hereto entered into that certain 1999 Loan Modification Agreement dated as of December 30, 1999, that certain 2000 Loan Modification Agreement dated June 30, 2000, and that certain Loan Modification Agreement (December 2000) dated as of December 11, 2000;

     WHEREAS, the performance of Borrower's obligations under the Loan Documents is secured by the following (collectively, the "Mortgages"):

     (1) Mortgage and Security Agreement dated March 1, 1993, made by Borrower, as Mortgagor, and recorded in the Bureau of Conveyances of the State of Hawaii as Document No. 93-036896, which mortgage was confirmed by instrument dated December 4, 1998, recorded in said Bureau as Document No. 98-185558;

     (2) Mortgage and Security Agreement dated March 1, 1993, made by Borrower, as Mortgagor, and recorded in the Bureau of Conveyances of the State of Hawaii as Document No. 93-036898, which mortgage was confirmed by instrument dated December 4, 1998, recorded in said Bureau as Document No. 98-185558; and

     (3) Additional Security Mortgage and Security Agreement dated March 1, 1993, made by KAPALUA LAND COMPANY, LTD., a Hawaii corporation, ("Accommodation Party") and recorded in the Bureau of Conveyances of the State of Hawaii as Document No. 93-036900, which mortgage was amended and confirmed by instrument dated December 4, 1998, recorded in said Bureau as Document No. 98-185559;

     WHEREAS, Borrower has requested a further modification of the Loan Documents and Lenders are willing to accommodate such modification under the terms of this Agreement; and

     WHEREAS, the Village Course Facility has been fully drawn and Borrower is not entitled to any further Advances thereunder;

     NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lenders and the Agent hereby agree as follows:

     1. The Loan Documents are amended to conform to the following:

          (a)  Current Ratio.  Section 5.1(e)(1) of the Second
Restatement is amended to read as follows:

               (1)   A  Current Ratio of not less  than
          1.90;   provided,  however,  that  Borrower's
          Current  Ratio  for the fiscal quarter  ended
          June 30, 2001, shall be not less than 1.60.

     2. Upon execution of this Agreement and in consideration of these amendments:

          (a) Borrower shall pay to the Agent, on demand, for distribution to the Lenders, a $500.00 work fee for each Lender; and
	  (b) Borrower shall reimburse the Agent for attorneys' fees incurred by the Agent for the preparation of this Agreement.

     3. Capitalized terms used, but not defined, in this Agreement, shall have the definitions stated in the Loan
Agreement.

     4. Borrower and Accommodation Party each agrees that to its actual knowledge it has no claims, defenses, or offsets against the Lenders or the Agent with respect to said credit facility or to the enforcement of the Loan Documents arising prior to the date of this Agreement and that all such claims, defenses and offsets are hereby released.

     5. The execution of this Agreement by the Borrower constitutes the certification of the persons signing this Agreement on behalf of the Borrower that, to the best of their actual knowledge, the representations and warranties made in
Article IV of the Loan Agreement are true and correct as of the date of this Agreement.

     6. In all other respects, the Loan Documents, as amended, remain in full force and effect and the provisions of the Loan Documents including, without limitation, all promises, representations, warranties, covenants, and conditions, are ratified and confirmed as of the date of this Agreement by the parties hereto.
     7. Borrower and Accommodation Party acknowledge that the Mortgages remain in full force and effect and continue to secure the remaining Loan Documents.

     8. This Agreement is binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

     9. The parties hereto agree that this instrument may be executed in counterparts, each of which shall be deemed an original, and said counterparts shall together constitute one and the same agreement, binding all of the parties hereto, notwithstanding all of the parties are not signatory to the original or the same counterparts. Duplicate unexecuted pages of the counterparts may be discarded and the remaining pages assembled as one document.

     To signify their agreement, the parties have executed thisAgreement as of the date first written above.


MAUI  LAND & PINEAPPLE COMPANY,    BANK OF HAWAII, individually
INC.                               and as Agent

By:  /S/PAUL J. MEYER              By:  /S/JOHN MCKENNA
  Its Executive Vice President/     Its  Assistant Vice
      Finance				 President

By: /S/GARY L. GIFFORD             FIRST HAWAIIAN BANK
 Its  President
                                   By:  /S/LANCE A. MIZUMOTO
                                    Its  Vice President
KAPALUA LAND COMPANY, LTD.

By:  /S/PAUL J. MEYER              CENTRAL PACIFIC BANK
  Its Executive Vice President/
      Finance                      By:  /S/ROBERT D. MURAKAMI
                                    Its  Vice President
By:  /S/DARRYL Y.H. CHAI
  Its Treasurer

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